Exhibit 99.1

Blucora Announces Appointment of Bernard W. Luthi as President of Monoprice

BELLEVUE, Wash. – June 25, 2014 – Blucora, Inc. (NASDAQ: BCOR) today announced the appointment of Bernard W. Luthi as President of its Monoprice subsidiary. As President, Mr. Luthi will oversee the operations of the Monoprice e-commerce business, which sells self-branded consumer electronics and accessories.

“We are excited to welcome Bernard to the Blucora team,” said Bill Ruckelshaus, President and Chief Executive Officer of Blucora. “Bernard brings deep expertise in consumer electronics and online retailing and is uniquely positioned to lead Monoprice in the next phase of expansion.”

Mr. Luthi has a distinguished track record including 20 years in technology, marketing, and e-commerce. He joins Monoprice from Buy.com/Rakuten.com, where he served as Chief Operating Officer and Chief Marketing Officer. Prior to Buy.com, Luthi drove customer engagement and visibility for Newegg.com and previously held positions at PC Mall and Ingram Micro. He graduated with a Bachelors of Arts in Business Administration from California State University with an emphasis on marketing.

Mr. Luthi will succeed the previous Monoprice President, Ajay Kumar, who has submitted his resignation and will pursue other opportunities. “I would like to thank Ajay for his dedication to building the Monoprice business and for his leadership during its integration into Blucora.” said Mr. Ruckelshaus.

About Blucora®

Blucora, Inc. (NASDAQ: BCOR) operates a diverse group of Internet businesses. Its mission is to deliver long-term value to its customers, partners, and shareholders through financial discipline, operational expertise, and technology innovation. Recently named one of Fortune® Magazine’s 100 Fastest-Growing Companies, Blucora’s online businesses reach millions of users worldwide every day. Blucora is headquartered in Bellevue, Washington. For more information, please visit www.Blucora.com. Follow and subscribe to Blucora on Twitter, LinkedIn, and YouTube.

About Monoprice®

Based in Rancho Cucamonga, CA, Monoprice, Inc. is a rapidly growing e-commerce business, specializing in high-quality yet affordable consumer electronics and tech products, including a wide variety of cables, home theater equipment, networking and IT gear, mobile accessories, PC and gaming accessories, and pro audio equipment. Established in 2002, Monoprice offers more than 5,000 of its own branded products via its website www.Monoprice.com. The company has built its stellar brand reputation upon customer word of mouth, the consistent ability to deliver premium quality products at prices far below other national brands, and outstanding customer service. More information about Monoprice may be found at www.Monoprice.com. Follow us on Facebook, Twitter, LinkedIn, Google+, Spiceworks, and YouTube.

Blucora

Stacy Ybarra, 425-709-8127

stacy.ybarra@blucora.com